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Exhibit 99.1

CONTACTS:

Simon Property Group, Inc.	Chelsea Property Group, Inc.
Shelly Doran 317.685.7330 (Investors)	Leslie T. Chao, President
Les Morris 317.263.7711 (Media)	Michael J. Clarke, EVP and CFO (973) 228-6111

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP TO ACQUIRE CHELSEA PROPERTY GROUP

        Indianapolis, IN—June 21, 2004—Simon Property Group, Inc. (NYSE: SPG) ("Simon") and Chelsea Property Group, Inc. (NYSE: CPG) ("Chelsea") announced today that they have signed a definitive merger agreement whereby Simon will acquire all of the outstanding common stock and operating partnership units of Chelsea in a transaction valued at approximately $3.5 billion. Simon will also assume Chelsea's existing indebtedness and preferred stock, which totaled approximately $1.3 billion as of March 31, 2004.

        Under terms of the agreement, which has been unanimously approved by each company's Board of Directors, Simon will pay consideration of $66.00 per share for all of Chelsea's outstanding common stock and units. The consideration to Chelsea's common shareholders comprises $36.00 in cash, $15.00 of SPG common stock based on a fixed conversion ratio of 0.2936 per Chelsea common share, and $15.00 of a new issue of SPG convertible preferred stock. The new series of convertible preferred shares yield 6.0%, have a liquidation preference of $50 per share, and are convertible into SPG common stock at $63.86 per share, with a contingent conversion feature of an additional 25%. This will be a taxable transaction to Chelsea common shareholders. Chelsea unitholders will receive 100% of their consideration in equity, equally split between Simon common units and convertible preferred units. The Chelsea operating partnership, CPG Partners, L.P., will become a wholly-owned subsidiary of the Simon operating partnership, Simon Property Group, L.P.

        Chelsea Property Group is the leading owner, developer and manager of Premium Outlet® centers in the U.S. and Asia. Its portfolio includes 35 premium outlet centers (31 in the U.S. and 4 in Japan) located in major metropolitan markets such as New York, Los Angeles and Boston, and tourist destinations such as Orlando, Las Vegas and Palm Springs. As of March 31, 2004, the 31 domestic centers were 98% occupied and generated sales per square foot of $404. Chelsea's four premium outlet centers in Japan, located near Tokyo, Osaka and Fukuoka, are fully leased and generated average sales of more than $800 per square foot during the twelve months ended March 31, 2004.

        Commenting on the transaction, David Simon, SPG CEO, stated "Chelsea is a significant opportunity for Simon as it represents a great strategic fit and a strong driver of growth for us going forward. Chelsea and Simon have pursued identical strategies over the past decade, each leading the consolidation in our respective sectors while focusing on highly-productive, high-quality retail real estate. Chelsea is the preeminent brand in the premium outlet industry, just as Simon is in the regional mall industry, and we've had three very successful joint ventures between the two companies. We are very excited to welcome David Bloom and the Chelsea team to the Simon organization."

        David Bloom, Chelsea Chairman and CEO, commented, "We are extremely pleased to join forces with Simon in a transaction that recognizes the value of Chelsea Property Group. Simon's asset base and tenant relationships are unparalleled in the retail industry, and we believe they will accelerate our already industry-leading growth rate. In addition, Simon's ancillary revenue-generating programs can be applied to our premium outlet portfolio. Lastly, our international presence in Asia and Simon's presence in Europe will result in a combined organization with a truly global platform from which to grow both the full-priced and premium outlet retail real estate businesses."

        Chelsea will be managed as a division of SPG and will continue to be headquartered in Roseland, New Jersey with David Bloom and the existing Chelsea management team continuing in their current roles. David Bloom will also join the Simon Property Group Board as an Advisory Director.

        Simon expects an initial year unlevered yield of 7.2% from the transaction, and expects the transaction to be at least $0.09 per share accretive to 2005 Funds from Operations ("FFO") and $0.18 accretive to 2006 FFO. The transaction is subject to approval by Chelsea's shareholders, as well as customary closing conditions, and is expected to close during the fourth quarter of 2004.

        Simon expects to fund the cash portion of the transaction on an interim basis with a $1.8 billion acquisition facility. Simon was advised in this transaction by UBS Investment Bank, who rendered a fairness opinion to the Simon Board of Directors, and by Morgan Stanley. Chelsea was advised by Merrill Lynch & Co., who rendered a fairness opinion to the Chelsea Board of Directors.

Conference Call

        Simon and Chelsea will conduct a conference call to discuss the transaction today at 11:00 a.m. Eastern Daylight (New York) time. If you would like to participate in the teleconference, please dial 888-482-0024 (domestic) or 617-801-9702 (international) and enter the passcode "21858186." If you are unable to participate in the call, a "playback" will be available until July 2, 2004 at 5:00 p.m. Eastern Daylight time by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the passcode "27444414." An online simulcast of the call and an investor presentation for the transaction will be available on the "Presentations and Other Company Reports" page of the Investor Relations section of the Simon website at www.simon.com. An online replay of the call will be available until July 2, 2004 at www.simon.com.

Forward-Looking Statements

        Estimates of future Funds from Operations ("FFO") and other statements regarding future operations are forward-looking statements within the meaning of the federal securities laws. Although Simon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Simon undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, acquisitions and changes in market rates of interest or foreign currency. The reader is directed to Simon's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Funds from Operations

        Simon considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). Simon believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs.

        Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 247 properties in North America containing an aggregate of 192 million square feet of gross leasable area in 37 states plus Canada and Puerto Rico. Simon also holds interests in 48 assets in Europe (in France, Italy, Poland and Portugal). Additional Simon Property Group information is available at www.simon.com.

        Chelsea Property Group, Inc. is a fully integrated, self-administered and self-managed real estate investment trust (REIT) with interests in 60 Premium Outlet® and other shopping centers—containing 16.6 million square feet of gross leasable area—in 31 states and Japan. Chelsea's leading properties include Woodbury Common Premium Outlets, near New York City; Orlando Premium Outlets, in Orlando, Florida; Wrentham Village Premium Outlets, near Boston; Desert Hills Premium Outlets, near Palm Springs, California; and Gotemba Premium Outlets, near Tokyo. Please see www.cpgi.com for more information.

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SIMON PROPERTY GROUP TO ACQUIRE CHELSEA PROPERTY GROUP